Exhibit 99.1

NEWS RELEASE

1375 East 9th St. | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Announces Settlement with Richard M. Osborne

•	Dismisses nine different pending proceedings and addresses all open litigation matters between Gas Natural and Richard M. Osborne and related entities

•	Richard M. Osborne withdraws his committee’s nominees for Gas Natural Board of Director seats, ending the proxy contest

CLEVELAND, OH, July 14, 2016 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in four states, announced that it has reached a settlement agreement with Richard M. Osborne, its former chairman and CEO.

Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer, commented, “Achieving this settlement is in the best interests of all of our stakeholders, and brings finality to costly and time-consuming litigation that has burdened the Company these last two years. Having these non-operating matters behind us allows us to focus on our business, execute our growth strategy and drive shareholder value. We also expect to see improved financial results once the costs of all these matters are behind us.”

Under the terms of the settlement agreement, Gas Natural and Richard M. Osborne and related entities have agreed to dismiss nine different pending proceedings and have addressed all open litigation matters between them. Additionally, Richard M. Osborne has irrevocably withdrawn his committee’s nominees for the Gas Natural Board of Directors that were proposed for shareholder vote at the Company’s 2016 Annual Meeting of Shareholders to be held on July 27, 2016. This action ends the proxy contest that had been ongoing.

Michael R. Winter, Chairman of Gas Natural’s Board of Directors, added, “By bringing closure to the ongoing proxy context as well as numerous costly legal matters, we believe this agreement best serves our shareholders in the long run.”

As a result of Richard M. Osborne withdrawing his committee’s Board nominees, their white proxy card will not be voted on the election of directors at the annual meeting. All votes are important to the Company. If a shareholder has submitted a white proxy card and wishes to vote on the election of directors at the annual meeting, they are encouraged to submit their GREEN proxy card or voting instruction form and vote “FOR” the Gas Natural Director nominees.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,000 customers through regulated utilities operating in Montana, Ohio, Maine, and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the company’s website at www.egas.net.

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Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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